                                   EXHIBIT 99
                                   ----------

                Nucor Acquires Assets of Trico Steel Company, LLC

CHARLOTTE, N.C., July 22, 2002 -- Nucor Corporation (NYSE: NUE) announced that its wholly-owned subsidiary, Nucor Steel Decatur, LLC, has completed the purchase of substantially all of the assets of Trico Steel Company, LLC for a purchase price of $116,700,000. Located in Decatur, Alabama, the sheet steel facility originally began operations in 1997 and has an annual capacity of approximately 1,900,000 tons, which will increase Nucor's capacity for sheet production by about 30%.

         The Nucor Steel Decatur, LLC management team is in place, and training of the first crew starts this week. Equipment modifications to increase the capacity of this facility and the quality of its product were started immediately after receiving the required air permit. "The addition of these assets will support our flat-rolled strategy to build profitable market share and broaden our sheet product portfolio to include higher quality grades," said Dan DiMicco, Nucor's Vice Chairman, President and Chief Executive Officer. "Start-up will commence after we have completed the improvements to the facility. We expect to ship coils from Decatur by year-end."

         Nucor is the largest recycler in the United States. Nucor and affiliates are manufacturers of steel products, with operating facilities in ten states. Products produced are: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

         Certain statements contained in this news release related to the acquisition and operation of Nucor Steel Decatur, LLC are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from our current expectations. Such factors include, among others, general economic conditions; market demand for steel products; availability and costs of electricity, natural gas, raw materials and equipment and parts; and U.S. and foreign trade policies affecting steel imports or exports. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.


                                       5